UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 13, 2016

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona		85254
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 13, 2016 (the “Effective Date”), Nuverra Environmental Solutions, Inc. (the “Company”) entered into an Eleventh Amendment to Amended and Restated Credit Agreement (the “ABL Facility Amendment”) by and among Wells Fargo Bank, National Association, as agent (the “Agent”), the lenders named therein (the “Lenders”), and the Company, which further amends the Company’s Amended and Restated Credit Agreement, dated as of February 3, 2014, by and among the Agent, the Lenders, and the Company (as amended, the “ABL Facility”). The ABL Facility Amendment amends the ABL Facility on the Effective Date by amending the refinancing covenant to extend the date by which the Company is required to refinance the ABL Facility in full from October 14, 2016 to November 4, 2016.

The ABL Facility Amendment also includes certain other amendments to the ABL Facility that will become effective subsequent to the Effective Date if, on or prior to November 4, 2016, Agent has received the proceeds of the Additional Term Loan Debt (as defined in the ABL Facility Amendment) in an amount not less than $10,000,000, which proceeds shall be used to pay down the ABL Facility. The post-Effective Date amendments would further amend the ABL Facility by amending the refinancing covenant to extend the date by which the Company is required to refinance the ABL Facility in full from November 4, 2016 to November 30, 2016.

Pursuant to ABL Facility Amendment, it will constitute an immediate event of default under the ABL Facility if, on or prior to November 4, 2016, the Company has not received the Additional Term Loan Debt.

The foregoing description of the ABL Facility Amendment is only a summary and does not purport to be a complete description of the terms and conditions under the ABL Facility Amendment, and such description is qualified in its entirety by reference to the full text of the ABL Facility Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 7.01.	Regulation FD Disclosure.

On October 17, 2016, the Company issued a press release announcing its election to exercise its 30-day grace period with respect to the interest payment due on October 17, 2016 under the indenture governing the Company’s 9.875% Senior Notes due 2018 (the “2018 Notes”). A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.	Other Events.

On October 17, 2016, the Company elected to exercise its 30-day grace period and defer making the approximately $2 million in interest payments due October 17, 2016 on its outstanding approximately $40 million principal amount of 2018 Notes. Under the indenture governing the 2018 Notes (the “2018 Notes Indenture”), the Company has a 30-day grace period following the October 17, 2016 interest payment date to make the interest payment before an event of default would occur. The occurrence of an event of default under the 2018 Notes Indenture would give the trustee or the holders of at least 25% aggregate principal amount of 2018 Notes the option to declare all of the 2018 Notes due and payable immediately.

Additionally, the occurrence of a default under the 2018 Notes Indenture that would also constitute an event of default under the Company’s (i) ABL Facility, (ii) Term Loan Credit Agreement, dated as of April 15, 2016, by and among Wilmington Savings Fund Society, FSB, the lenders identified therein, and the Company (the “Term Loan Agreement”), or (iii) indenture (the “2021 Notes Indenture”) governing the Company’s 12.5%/10.0% Senior Secured Second Lien Notes due 2021 (the “2021 Notes”), would allow the respective administrative agents under the ABL Facility and Term Loan Agreement to declare the principal and accrued and unpaid interest under each agreement immediately due and payable and to exercise all other rights and remedies available to the respective agents and lenders, and allow the trustee or the holders of at least 25% aggregate principal amount of 2021 Notes under the 2021 Notes Indenture the option to declare all of the 2021 Notes due and payable immediately.

The Company intends to use the grace period to engage in discussions with its secured and unsecured debtholders regarding strategic alternatives to improve the Company’s long-term capital structure.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibit Number	Description

10.1	Eleventh Amendment to Amended and Restated Credit Agreement, dated as of October 13, 2016, by and among the Agent, the Lenders, and the Company

99.1	Press Release, dated October 17, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: October 17, 2016	By:	/s/ Joseph M. Crabb
Name: Joseph M. Crabb Title: Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Eleventh Amendment to Amended and Restated Credit Agreement, dated as of October 13, 2016, by and among the Agent, the Lenders, and the Company

99.1	Press Release, dated October 17, 2016